Exhibit 99.2

OPY Acquisition Corp. I Announces Closing of Upsized $110 Million Initial Public Offering

New York, NY – October 29, 2021 – OPY Acquisition Corp. I (the “Company”), a blank check company incorporated as a Delaware corporation today announced the closing of its upsized initial public offering of 11,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of the Class A common stock of the Company and one-half of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one share of Class A common stock at $11.50 per share. The Company has granted the underwriters a 45-day option to purchase up to 1,650,000 additional units at $10.00 per unit to cover over-allotments, if any. The units began trading on October 27, 2021 on the Nasdaq Global Market under the ticker symbol “OHAAU.” Once the securities comprising the units begin separate trading, the Class A common stock and the warrants are expected to be traded on Nasdaq under the symbols “OHAA” and “OHAAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Oppenheimer & Co. Inc. and Lake Street Capital Markets were joint book-running managers for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004, Attn: Syndicate Prospectus Department, telephone: (212) 667-8055 or by email at EquityProspectus@opco.com, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OPY Acquisition Corp. I

OPY Acquisition Corp. I is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company will not be limited to any particular industry or geographic region, although it initially intends to pursue targets in the life sciences industry with a primary focus on novel therapeutics, medical devices or services that help improve healthcare outcomes.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of OPY Acquisition Corp. I, including those set forth in the Risk Factors section of OPY Acquisition Corp. I’s registration statement and final prospectus for the IPO filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. OPY Acquisition Corp. I undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

OPY Acquisition Corp. I

Jonathan B. Siegel

Chairman and Chief Executive Officer

info@opyacq.com